Exhibit T3A.2.45

FILED JAN 16 1985 10AM Michael Harkins Secretary of State

CERTIFICATE OF INCORPORATION

OF

RITE AID DRUG PALACE, INC.

*  *  *  *  *

l.             The name of the corporation is

RITE AID DRUG PALACE, INC.

2.            The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of  New Castle. The its registered agent name of its registered agent at such address is The Corporation Trust Company.

3.            The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.            The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate ($1,000.00).

5.            The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

D. A. Hampton	Corporation Trust Center
1209 Orange Street Wilmington, Delaware 19801

S. M. Fraticelli	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

S. J. Eppard	Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

6.            The corporation is to have perpetual existence.

7.            In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

8.            Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9.            The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stock- holders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators herein before named, for *he purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set cur hands this 16th day of January, 1985.

/s/ D.A. Hampton
D.A. Hampton

/s/ S.M. Fraticelli
S.M. Fraticelli

/s/ S. Eppard
S. Eppard